EXHIBIT A


                        PUT AND CALL AGREEMENT


  THIS PUT AND CALL AGREEMENT, dated as of the 21st day of November,

1994 (the "Agreement"), is by and between Ashland Oil, Inc., a

Kentucky corporation ("Ashland"), and Saarbergwerke AG, a company organized under the laws of the Federal Republic of Germany

("Saarberg").

                               RECITALS

  WHEREAS, Saarberg is the owner of 150 shares of Class B Preferred

Stock (the "Shares") of Ashland Coal, Inc., a Delaware corporation

("Ashland Coal"); and

  WHEREAS, Ashland and Saarberg desire to grant to each other the options set forth in this Agreement;

  NOW, THEREFORE, in consideration of the mutual benefits to be derived herefrom, and other good and valuable consideration, Ashland and Saarberg hereby agree as follows:

  1.      Grant of Options.

     (a)  The Put Option.  Ashland hereby grants to Saarberg the right and option, in Saarberg's sole discretion, to require

  Ashland to purchase all of the Shares from Saarberg, on the terms and subject to the conditions set forth herein (the "Put

  Option").

     (b)  The Call Option.  Saarberg hereby grants to Ashland the right and option, in Ashland's sole discretion, to require

  Saarberg to sell all of the Shares to Ashland or a subsidiary of

  Ashland, on the terms and subject to the conditions set forth herein (the "Call Option").

  2.      Exercise Period.  The Call Option shall be exercisable by

Ashland only during the period beginning on February 1, 1995 and ending at midnight in New York, New York on February 7, 1995.  The Put

Option shall be exercisable by Saarberg only during the period beginning February 22, 1995 and ending at midnight in New York, New

York on February 28, 1995.  If neither Ashland nor Saarberg shall exercise its Call Option or Put Option, respectively, then this

Agreement shall expire.

  3.      Exercise of the Options.

     (a)  The Put Option.  The Put Option may be exercised by Saarberg by delivery to Ashland of written notice of its intention to exercise such option.  The Put Option may be exercised only in whole and not in part, subject to Section 4(e) below.

     (b)  The Call Option.  The Call Option may be exercised by

  Ashland by delivery to Saarberg of written notice of its intention to exercise such option.  The Call Option may be exercised only in whole and not in part, subject to Section 4(e) below.

     (c)  Purchase Price.  The purchase price of the Shares

  pursuant to exercise of either the Put Option or the Call Option shall be U.S. $110,076,000, subject to adjustment pursuant to

  Section 4(e) below (the "Purchase Price").

  4.      Miscellaneous Option Provisions.  The Put Option and the

Call Option shall each be subject to the following additional terms and conditions:



                                      -2-
page>


     (a)  Closing.  The purchase and sale of the Shares shall occur at such date, time and place as Saarberg and Ashland may agree,

  but in the event of the failure to so agree, such purchase and sale shall occur at the offices of Shearman & Sterling in New

  York City no later than 5:00 p.m., Eastern Standard Time, on the

  10th business day following receipt by Saarberg or by Ashland of notice of exercise of the Put Option or the Call Option,

  respectively, from the other party hereto (the date of such purchase and sale hereinafter referred to as the "Closing Date");

   provided that the Closing Date shall be extended as necessary to permit the parties to obtain any and all governmental approvals deemed reasonably necessary by either or both parties hereto.

  Saarberg agrees that it will deliver to Carboex International,

  Inc. ("Carboex") the Disposition Notice required by the Restated

  Shareholders Agreement dated December 12, 1991, as amended

  August 6, 1993 (the "Shareholders Agreement"), no later than two business days following approval by Saarberg's Supervisory Board of the execution, delivery and performance of this Agreement.

     (b)  Title to the Shares.  Subject to the terms of the

  Shareholders Agreement, Saarberg has good and marketable title to the Shares free and clear of all pledges, liens, claims or encumbrances; and upon delivery of the Shares and payment of the

  Purchase Price therefor as herein contemplated, Ashland shall receive good and marketable title to the Shares free and clear of any pledge, lien, claim or encumbrance.

  During the term of this

  Agreement, Saarberg shall not convert the Shares into Common

  Stock of Ashland Coal nor shall it sell, assign, convey or in any way transfer to any other person or entity other than a Saarberg

  Subsidiary (as hereinafter defined) any rights, title or interest in or to  the Shares or grant or otherwise allow to exist any encumbrance on or with respect to the Shares.  In the event that the Shares are transferred to a Saarberg Subsidiary as provided herein, Saarberg shall at the time of such transfer also assign its rights and obligations hereunder to such Saarberg Subsidiary pursuant to Section 8 of this Agreement, such Saarberg Subsidiary shall assume such rights and obligations, and Saarberg shall remain liable for the performance of all obligations of Saarberg or the Saarberg Subsidiary hereunder.

     (c)  Payment of Purchase Price; Refund of Withholding Tax.

  Upon the closing of the exercise of the Put Option or the Call

  Option, the Purchase Price, less any required withholding, shall be paid by Ashland to Saarberg by wire transfer in immediately available funds to an account within the United States designated by Saarberg in writing prior to the Closing Date.  Ashland agrees not to withhold tax provided that it has received, within 30 days prior to the payment of the Purchase Price hereunder, a statement issued by Ashland Coal described in Section 1.1445-2(c)(3) of the

  Treasury Regulations certifying that the Shares are not a U.S.

  real property interest (which statement Saarberg (and any

  Saarberg Subsidiary to which this Agreement and the Shares may have been assigned) and Ashland will request). If such statement has not been so received (and if Saarberg determines to waive the closing condition set forth in Section 7(h)), Ashland shall withhold such tax as may be required for U.S. Federal income tax purposes.  If, however, an application for a withholding

  certificate as described in Section 1.1445-1(c)(2) of the

  Treasury Regulations has been submitted to the Internal Revenue

  Service ("IRS") on or prior to the Closing Date, Ashland shall not report and pay over the withheld amount to the IRS until after the IRS's final determination with respect to the

  application.  If, as a result of receipt of a withholding

  certificate or otherwise, Ashland shall no longer be obligated to pay to the IRS any amount of the Purchase Price withheld for tax purposes or Ashland shall receive a refund of any such amount previously paid, Ashland shall pay promptly to Saarberg such amount plus interest from the Closing Date until payment in full at money market rates (except Ashland shall not be required to pay interest for any period during which such amount was held by the IRS).

     (d)  Failure to Sell or Buy; Specific Performance.  In the

  event the Put Option is exercised by Saarberg and Saarberg thereafter fails to sell the Shares or Ashland thereafter fails to purchase the Shares, or the Call Option is exercised by

  Ashland and Ashland thereafter fails to purchase the Shares or

  Saarberg thereafter fails to sell the Shares, in each case, in accordance with the terms and conditions of this Agreement, either party shall be entitled to obtain specific performance of such option exercise, together with any other injunctive or other equitable remedies as may be appropriate under the circumstances and the payment of any damages, costs and expenses the injured party shall incur as a result of or otherwise in connection with such failure to perform (unless the failure to perform was caused by governmental action or inaction, in which case the injured party shall not be entitled to recover such damages, costs and expenses), including, if applicable, all reasonable costs and expenses (including, but not limited to, attorneys' fees)

  incurred in obtaining judicial enforcement of these remedies.

  The remedies available under this sub-paragraph shall also be available in the event of a threatened breach by Saarberg or

  Ashland of its obligations, should such obligations arise through the exercise of the Put Option or the Call Option, respectively.

     (e)  Carboex Right of First Refusal and Consent.  Saarberg and

  Ashland recognize and acknowledge that Carboex has a right of first refusal to purchase its Proportionate Percentage (as such term is defined in the Shareholders Agreement) of the Shares pursuant to the Shareholders Agreement.  In addition, the

  Shareholders Agreement  requires Carboex's consent to the sale of the Shares, which consent cannot be unreasonably withheld.

  Saarberg and Ashland hereby agree that in the event Carboex elects to exercise its right of first refusal under the

  Shareholders Agreement, this Agreement shall remain in full force and effect as to the Shares not purchased or to be purchased by

  Carboex, and the Purchase Price shall be reduced proportionately to reflect the reduction in the number of Shares being purchased

  by Ashland.   If, after notifying Saarberg of its intention to

  purchase its Proportionate Percentage of the Shares, Carboex fails to complete such purchase as provided in the Shareholders

  Agreement, Ashland shall purchase and Saarberg shall sell such

  Shares (at a second closing, if necessary) upon the terms and conditions of this Agreement.

  5.  Proration of Dividends and Voting Rights.

     (a)  Ashland and Saarberg agree and acknowledge that any

  dividend(s), whether in cash, stock, or other form, paid by

  Ashland Coal on the Shares on or after the Closing Date shall be prorated as of such date, irrespective of the record date

  established for such dividend(s) and irrespective of the record owner of such Shares on the record date such that (i) the amount of such prorated dividends that Saarberg shall be entitled to receive shall be determined by multiplying 95% of the total dividends paid or to be paid with respect to the Shares by a fraction, the numerator of which shall be equal to the number of days from the payment date for the dividend payable immediately preceding the dividend to be adjusted to the Closing Date and the denominator of which shall be equal to the number of days from the payment date for the dividend payable immediately preceding the dividend to be adjusted to the payment date of the dividend to be adjusted, and (ii) the amount of such prorated dividends that Ashland shall be entitled to receive shall be determined by multiplying 95% of the total dividends paid or to be paid with respect to the Shares by a fraction, the numerator of which shall be equal to the number of days from the Closing Date to the payment date for the dividend to be adjusted and the denominator of which shall be equal to the number of days from the payment date for the dividend payable immediately preceding the dividend to be adjusted to the payment date of the dividend to be

  adjusted.  Any prorated payment required to be made by Ashland or

  Saarberg under this Section 5(a) shall be made by wire transfer in immediately available funds to an account in the United States designated by the recipient of such prorated payment within two business days after receipt by Ashland or Saarberg of the

  dividend payment giving rise to such prorated payment.

     (b)  If requested by Ashland, on and after the Closing Date,

  Saarberg agrees to execute and deliver to Ashland an irrevocable proxy granting to Ashland the right to vote the Shares.

  6.  Ashland Closing Conditions.  If Saarberg exercises the Put

Option, or if Ashland exercises the Call Option, Ashland's obligation to purchase the Shares for the Purchase Price shall be subject to the fulfillment to Ashland's reasonable satisfaction of the following conditions:

     (a)  On the Closing Date, Saarberg shall deliver to Ashland a certificate or certificates for the Shares duly endorsed for transfer or with appropriately executed stock powers attached;

     (b)  Saarberg hereby represents and warrants to Ashland, and on the Closing Date shall  represent and warrant  that Saarberg has full corporate power to make, and has taken all necessary corporate action to authorize the execution, delivery and

  performance of this Agreement and, subject to Carboex's right of first refusal and the receipt of Carboex's consent, each as referred to in Section 4(e) of this Agreement, the sale and delivery of the Shares free and clear of all claims, liens,

  encumbrances, charges and equities whatsoever and has full right,

  power and authority to sell the Shares; provided, however, that as of the date of this Agreement, Saarberg has not obtained the approval of its Supervisory Board to the execution, delivery and performance of this Agreement, and thus no representation or warranty is hereby made as to such approval.  However, it is

  Saarberg's intention to seek such approval at the December 6,

  1994 meeting of the Supervisory Board, and it is agreed that receipt of such approval shall be a condition to this Agreement.

  On the Closing Date, Saarberg shall represent and warrant to

  Ashland that (i) all consents and approvals of governmental or public authorities, agencies, courts and others necessary in connection with the transactions contemplated by this Agreement have been obtained, and (ii) there is no restriction on

  Saarberg's right to sell and transfer the Shares.  Saarberg shall take all such actions as Ashland shall reasonably request to assure that the foregoing representations and warranties are true and correct on the Closing Date and shall deliver to

  Ashland a certificate executed by the President or authorized Vice

  President of Saarberg, dated the Closing Date, to this effect.

     (c)  On the Closing Date, Ashland shall have received an

  opinion of counsel for Saarberg to the effect that (i) Saarberg has full corporate power to make, and has taken all necessary corporate action to authorize the execution,  delivery and performance of, this Agreement and the sale and delivery of the

  Shares to Ashland, (ii) this Agreement constitutes a valid and binding obligation  of Saarberg, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy,

  insolvency, reorganization or other laws affecting generally the enforcement of creditors' rights and except as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses, (iii) approval of such sale is not required by the stockholders of Saarberg, or if such approval is required, it has been duly obtained, (iv) the sale by Saarberg of the Shares will not result in the violation of any terms of the charter or by-laws of Saarberg or of any indenture, note or other agreement known to such counsel to which

  Saarberg is a party or of any judgment, decree, order, law or other governmental rule or regulation applicable to Saarberg, (v)

  all consents and approvals of governmental or public authorities,

  agencies, courts and others necessary in connection with the transactions contemplated by this Agreement have been obtained,

  and (vi) there is no restriction on Saarberg's right to sell and transfer the Shares to Ashland.

     (d) On the Closing Date, no court or other governmental body or authority of competent jurisdiction shall have enacted,

  issued, promulgated, enforced or entered any statute, rule,

  regulation, executive order, decree, injunction or other order

  (whether temporary, preliminary or permanent) which in effect restricts, prevents or prohibits consummation of the transactions contemplated by this Agreement, nor shall there be any actual or threatened action or proceeding by any governmental body or authority (not including Carboex) which shall seek to restrict,

  prevent or prohibit consummation of the transactions contemplated by this Agreement; provided that the party invoking this

  condition shall have used its best reasonable efforts to have any such order, action or proceeding vacated or terminated.

     (e)  On the Closing Date, Saarberg shall have delivered to

  Ashland Coal resignation letters signed by its representatives on the Ashland Coal Board of Directors.

     (f)  All waiting periods under the Hart-Scott-Rodino Antitrust

  Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") applicable to the exercise of the Call Option or Put Option, as the case may be, shall have expired or been terminated.

  7.      Saarberg Closing Conditions.  If Saarberg exercises the Put

Option, or if Ashland exercises the Call Option, Saarberg's obligation to sell the Shares for the

Purchase Price shall be subject to the fulfillment to Saarberg's reasonable satisfaction of the following conditions:

     (a)  On the Closing Date, Ashland shall pay the Purchase Price to Saarberg as set forth in Section 4(c) of this Agreement.

     (b)  Ashland hereby represents and warrants to Saarberg, and on the Closing Date shall represent and warrant that Ashland has full corporate power to make, and has taken all necessary

  corporate action to authorize the execution, delivery and

  performance of this Agreement and the purchase of the Shares.  On the Closing Date, Ashland shall represent and warrant to Saarberg that all consents and approvals of governmental or public

  authorities, agencies, courts and others necessary in connection with the transactions contemplated by this Agreement have been obtained.  Ashland shall take all such actions as Saarberg shall reasonably request to assure that the foregoing representations and warranties are true and correct on the Closing Date and shall deliver to Saarberg a certificate executed by the President or authorized Vice President of Ashland, dated the Closing Date, to this effect.

     (c)  On the Closing Date, Saarberg shall have received an

  opinion of counsel for Ashland to the effect that (i) Ashland has full corporate power to make, and has taken all corporate action to authorize, the execution, delivery and performance of this

  Agreement and the purchase of the Shares, (ii) this Agreement constitutes a valid and binding
  obligation  of Ashland, enforceable in accordance with its terms,

  except as enforcement may be limited by bankruptcy, insolvency,

  reorganization or other laws affecting generally the enforcement of creditors' rights and except as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses, (iii) approval of such purchase is not required by the stockholders of  Ashland, or if such approval is required, it has been duly obtained, (iv) the purchase by Ashland of the Shares will not result in the violation of any terms of the charter or by-laws of Ashland or of any indenture, note or other agreement known to such counsel to which Ashland is a party or of any judgment, decree, order, law or other governmental rule or regulation applicable to Ashland, and (v) all consents and approvals of governmental or public authorities, agencies, courts and others necessary in connection with the transactions

  contemplated by this Agreement have been obtained.

     (d) On the Closing Date, no court or other governmental body or authority of competent jurisdiction shall have enacted,

  issued, promulgated, enforced or entered any statute, rule,

  regulation, executive order, decree, injunction or other order

  (whether temporary, preliminary or permanent) which in effect restricts, prevents or prohibits consummation of the transactions contemplated by this Agreement, nor shall there be any actual or threatened action or proceeding by any governmental body or authority (not including Carboex) which shall seek to restrict, prevent or prohibit consummation of the transactions contemplated by this Agreement; provided that the party invoking this condition shall have used its best reasonable efforts to have any such order, action or proceeding vacated or terminated.


     (e)  On the Closing Date, Saarberg shall have received

  pursuant to Section 5.4 of that certain Indemnity Agreement dated

  September 21, 1981, as amended August 6, 1993 (the "Indemnity

  Agreement") an instrument from Ashland releasing Saarberg from all its obligations (or, if Carboex exercises its right to purchase its Proportionate Percentage of the Shares,

  proportionally reducing its obligations) to indemnify Ashland for any Ashland Loss, as defined in the Indemnity Agreement, arising on or after the Closing Date.

     (f)  On the Closing Date, Saarberg shall have received

  Carboex's consent to the sale of the Shares as required by the

  Shareholders Agreement.

     (g)  All waiting periods under the HSR Act applicable to the exercise of the Call Option or Put Option, as the case may be,

  shall have expired or been terminated.

     (h)  On or not more than 30 days before the Closing Date,

  Saarberg and any Saarberg Subsidiary to which this Agreement and the Shares may have been assigned shall have received a statement addressed to it, issued by Ashland Coal, described in

  Section 1.1445-2(c)(3) of the Treasury Regulations, certifying that the Shares are not a U.S. real property interest.

  8.      Assignment and Transfer.  This Agreement and the rights and obligations hereunder may not be assigned or in any way transferred by either party hereto and any such assignment or transfer shall be null and void; provided, however, Ashland and Saarberg may assign and transfer their rights and obligations hereunder to any corporation or other business entity wholly owned by Ashland  (an "Ashland

Subsidiary"), or Saarberg (a "Saarberg Subsidiary"), as the case may be, and  such Ashland Subsidiary or Saarberg Subsidiary may in turn assign and transfer its rights and obligations hereunder to another

Ashland Subsidiary or Saarberg Subsidiary.  Notwithstanding the

foregoing,  in the event that Ashland or Saarberg shall assign this

Agreement and its rights and obligations hereunder to an Ashland

Subsidiary or Saarberg Subsidiary as provided above, Ashland or

Saarberg, as the case may be, shall remain liable for the performance of its obligations hereunder.

  9.       Notices.  Any notice pursuant to this Agreement by Saarberg or by Ashland shall be in writing and may be given by personal delivery, by mail or by telex or telecopy.  Notice by mail shall be made by air mail, return receipt requested, (a) if to Saarberg,

Saarbergwerke AG, P.O. Box 102652, D 66026 Saarbruecken, Federal

Republic of Germany, Attention: Michael Ziesler; and (b) if to

Ashland, Ashland Oil, Inc., 1000 Ashland Drive, Russell, KY  41169,

Attention:  General Counsel.  Any notice or other communication so transmitted shall be deemed to have been given at the time of delivery, in the case of a communication delivered personally; on the business day following receipt of answerback or telecopy confirmation,

in the case of
a communication sent by telex or telecopy, respectively; or ten days after mailing in the case of a communication sent by mail; provided,

however, that any notice of exercise of the Call Option or Put

Option shall be deemed given when received.

  10.     Limitation of Rights.   This Agreement shall be for the sole

and exclusive benefit of Saarberg and Ashland, and nothing in this

Agreement shall be construed to give any person or corporation other than Saarberg and Ashland (or a Saarberg Subsidiary or an Ashland

Subsidiary) any legal or equitable right, remedy or claim under this

Agreement.

  11.     Changes in Capital Structure.  If, prior to the Closing

Date:

     (i)  Ashland Coal shall effect a stock split, subdivision or consolidation of shares or a recapitalization or other capital readjustment, the payment of a stock dividend, or other increase or reduction of the number of shares of Class B Preferred Stock of Ashland Coal, then the number of Shares then subject to the

  Put Option and the Call Option hereunder shall be appropriately adjusted.

     (ii)  There shall occur a merger of one or more corporations into Ashland Coal, or a share exchange with, or a consolidation of, Ashland Coal and one or more corporations in which Ashland

  Coal shall be the surviving corporation, Ashland shall, at no additional cost, be entitled upon exercise of the Put Option or the Call Option by the appropriate party to receive the Shares,

  or if Saarberg shall have received any shares of stock, other securities or other consideration for the Shares in any such merger, share exchange or consolidation, such shares of stock or other securities or consideration.

     (iii)  Ashland Coal is merged into, or conducts a share

  exchange or is consolidated with, another corporation under circumstances where Ashland Coal is not the surviving

  corporation, or Ashland Coal sells or otherwise disposes of substantially all its assets to another corporation, after the effective date of such merger, share exchange, consolidation or sale, as the case may be, Ashland shall be entitled, upon

  exercise of the Put Option or the Call Option by the appropriate party, to receive the shares of stock, other securities or other consideration received by Saarberg in exchange for the Shares in any such merger, share exchange, consolidation or sale.

  12.     Confidentiality.  Unless otherwise agreed, Saarberg and

Ashland each shall keep this Agreement and its terms confidential and neither party will make any announcement or disclosure with respect thereto until after the Agreement has been approved by both Saarberg's

Supervisory Board and Ashland's Board of Directors; provided, that

Saarberg shall have the right to give notice to Carboex (including delivery of a copy of this Agreement) immediately after the parties hereto have signed this Agreement.  Notwithstanding the foregoing, in the event that Saarberg's or Ashland's legal counsel concludes, prior to receipt of such approvals, that disclosure is required by law or by the German Federal or Saarland state authorities, then Saarberg or

Ashland, as the case may be, may make such required disclosure, but only after first advising the other party hereto of the proposed timing and content of
such disclosure at least two business days prior to the date of such proposed disclosure.  The term "business day" shall mean any day that is not a Saturday, Sunday or other day on which courts in the State of

Delaware are authorized or obligated to close.

  13.     Best Reasonable Efforts.  Ashland will utilize its best

reasonable efforts to cause the satisfaction of conditions in Section

7, including making all filings required under the HSR Act.  Saarberg will utilize its best reasonable efforts to cause the satisfaction of conditions in Section 6.

  14.     Securities Act Compliance.  Ashland understands that the

Shares have not been registered under the Securities Act of 1933, as amended (the  33 Act) or registered or qualified under the securities laws of any state and agrees that it will not transfer the Shares unless they are subsequently registered under the  33 Act and registered or qualified under applicable state securities laws, or unless an exemption is available which permits transfers without registration or qualification.

  15.     Governing Law.  This Agreement shall be governed by and

construed in accordance with the laws of the State of Delaware.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first set forth above.

ASHLAND OIL, INC.                       SAARBERGWERKE AG


By:      /s/ Thomas L. Feazell          By:    /s/ Hans-Reiner Biehl
   ------------------------------          ---------------------------
      Thomas L. Feazell                          Hans-Reiner Biehl
Its:  Senior Vice President, General    Its:     Chairman of the
      Counsel and Secretary                      Board of Managing Directors

                                        By:    /s/ Michael G. Ziesler
                                          ----------------------------
                                                MichaelG. Ziesler
                                        Its:  Member of the Board of
                                              Managing Directors